CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in Post-Effective Amendment No. 1 to the Registration Statement of AUL American Individual Variable Annuity Unit Trust (the "Trust"), the Individual Flexible Premium Deferred Variable Annuity StarPoint, on Form N-4 (File No. 333-99191) in the Statement of Additional Information of our report dated March 7, 2003, on our audits of the combined financial statements of OneAmerica Financial Partners, Inc. and of our report dated January 31, 2003, on our audits of the financial statements of the Trust. We also consent to the reference to our firm under the caption "Independent Accountants" in the Statement of Additional Information.




/s/ PricewaterhouseCoopers LLP


April 29, 2003